Exhibit 99.1

CytRx Reports 2014 First Quarter Financial Results

Company Strengthens Balance Sheet Going into Pivotal Phase 3 Trial of
Aldoxorubicin in Second-Line Soft Tissue Sarcoma

Global Phase 2b Clinical Trial of Aldoxorubicin Selected for ASCO 2014 Oral Presentation

LOS ANGELES – May 1, 2014 -- CytRx Corporation (CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the 3 months ended March 31, 2014, and also provided an overview of recent accomplishments and upcoming milestones for its clinical development programs.

“In the first quarter of 2014, we continued to successfully execute on our clinical goals with the initiation of our pivotal global Phase 3 trial of aldoxorubicin as a second-line treatment for Soft Tissue Sarcoma (STS),” said Steven A. Kriegsman, CytRx President and CEO.  “Also this quarter, we further expanded our albumin-binding anti-cancer drug platform by welcoming Dr. Felix Kratz, inventor of aldoxorubicin, and his scientific team in-house.  Their scientific expertise in linker technologies will enable us to generate innovative product candidates that could be added to our future pipeline.”

Mr. Kriegsman added: “We are now looking forward to several key events in the coming weeks, including our first Research and Development Day taking place tomorrow in New York City, and to an upcoming oral presentation at ASCO detailing the results from our global Phase 2b trial of aldoxorubicin in STS.  We also expect to report data from the ongoing Phase 2 clinical trial of aldoxorubicin in glioblastoma in the coming year.”

First Quarter 2014 and Recent Highlights

Announced Global Phase 2b Trial of Aldoxorubicin in Soft Tissue Sarcomas was Selected for an Oral Presentation at the 2014 ASCO Annual Meeting.   Last week, CytRx announced that its Phase 2b trial comparing first-line treatment with aldoxorubicin, its lead product candidate, versus doxorubicin in patients with advanced soft tissue sarcomas (STS) has been selected for oral presentation at the 2014 American Society for Clinical Oncology (ASCO) Annual Meeting, which is taking place May 30 – June 3 in Chicago.  The oral presentation will be given by Sant Chawla, M.D., F.R.A.C.P., Sarcoma Oncology Center on Sunday, June 1, 2014 from 8:24 - 8:36am CDT.

Announced Upcoming Research and Development Day.   In April 2014, CytRx announced that it will be hosting its first Research and Development Day on Friday, May 2 from 8:30 - 11:30 am EDT at the Harvard Club in New York City.  The event, which will be open to analysts and institutional investors, will include presentations by, and a panel discussion with, key opinion leaders in oncology and sarcoma, including the principal investigator for the Company’s pivotal, global Phase 3 trial of aldoxorubicin in patients with soft tissue sarcoma.

Reported Positive Updated Preclinical Data from a Model of Human Glioblastoma at AACR 2014.   At the 2014 American Association for Cancer Research (AACR) Annual Meeting in April, CytRx presented updated preclinical study results which demonstrated that aldoxorubicin significantly increased survival almost 2 ½ fold compared with doxorubicin treatment in an in vivo xenograft tumor model employing growth of human glioblastoma multiforme (GBM) tumors in mouse brains. Aldoxorubicin, but not doxorubicin, also demonstrated preferential accumulation and prolonged retention in the tumor tissue. These data, combined with aldoxorubicin’s favorable safety profile, support the current evaluation of aldoxorubicin as a treatment for patients with GBM tumors.

Initiated Pivotal Global Phase 3 Clinical Trial of Aldoxorubicin for Second-Line Treatment of Soft Tissue Sarcoma (STS).   In March 2014, CytRx announced the initiation of its pivotal global Phase 3 clinical trial to evaluate the efficacy and safety of aldoxorubicin as a second-line treatment for patients with soft tissue sarcoma (STS) under a Special Protocol Assessment with the FDA.  This multicenter, randomized, open-label Phase 3 clinical trial is designed to enroll approximately 400 patients with metastatic, locally advanced or unresectable soft tissue sarcomas who have either not responded to, or have progressed following treatment with, one or more systemic regimens of non-adjuvant chemotherapies.  The primary endpoint of the study is progression-free survival (PFS), and secondary endpoints include overall survival, response rates and safety.  The Company expects to complete trial enrollment in 2015.

Received Orphan Medicinal Product Designation for Aldoxorubicin in Europe.   In March 2014, CytRx announced that aldoxorubicin had received orphan medicinal product designation from the European Commission for the treatment of advanced soft tissue sarcomas.

Established R&D Team with Plans to Open a New Laboratory to Develop Albumin-Binding Anti-Cancer Drug Platform.  In March 2014, CytRx announced the appointment of Felix Kratz, Ph.D. as Vice President of Drug Discovery and André Warnecke, Ph.D. as Senior Director of Drug Discovery.  Operating from CytRx’s new laboratory, located in Freiburg, Germany, Drs. Kratz and Warnecke and their scientific team have started to conduct discovery and translational research to create drug candidates that utilize novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors.  Their work will generate new pipeline product candidates and thereby enable expansion of the Company’s existing patent portfolio, adding to intellectual property that was originally developed by the KTB Tumor Biology Center in Freiburg and licensed exclusively to CytRx.

Strengthened the Corporate Balance Sheet and Leadership Team.  In February 2014, CytRx successfully completed a public offering of common stock securing gross proceeds of approximately $86 million. CytRx intends to use the net proceeds of the offering to fund clinical trials of its drug candidate aldoxorubicin and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In January 2014, the Company appointed Shanta Chawla, M.D. as Vice President, Clinical Development. Dr. Chawla brings more than 13 years of clinical research, operations and development experience, with a focus on oncology therapeutics and will support the Company’s ongoing global Phase 3 clinical trial of aldoxorubicin in STS.

Initiated Phase 2 Clinical Trial of Aldoxorubicin as a First-Line Treatment for AIDS-related Kaposi’s Sarcoma.  In January 2014, CytRx announced the initiation of a Phase 2 clinical trial to determine the preliminary efficacy and safety of aldoxorubicin for HIV-infected patients with Kaposi’s sarcoma (KS). This open-label study will be conducted at the Louisiana State University Health Sciences Center in New Orleans and is expected to enroll up to 30 patients.

Received Approval from FDA to Extend Aldoxorubicin Dosing Cycles Until Disease Progression in Global Pivotal Phase 3 Clinical Trial for Soft Tissue Sarcomas (STS).  In January 2014, the Company announced it had received approval from the U.S. Food and Drug Administration (FDA) to amend the Phase 3 protocol to continue dosing patients with aldoxorubicin until disease progression (defined as an increase in the size of measurable tumors by 20% or the development of a new tumor lesion).  This FDA decision, which will be incorporated into the existing special protocol assessment (SPA), reflects a level of comfort with the cardiac safety of aldoxorubicin as demonstrated in previous clinical trials.  The SPA is a written agreement between the Company, as the trial’s sponsor, and the FDA regarding the design, endpoints and planned statistical analysis approach of the pivotal Phase 3 clinical trial to be used in support of a potential New Drug Application (NDA) for aldoxorubicin.  The Company believes that the additional treatment cycles create the potential for substantially improved Phase 3 efficacy results.

Commenced Dosing in Phase 2 Clinical Trial of Aldoxorubicin in Patients with Unresectable Glioblastoma Multiforme.  In January 2014, CytRx announced dosing of the first patient in its Phase 2 clinical trial of aldoxorubicin for the treatment of unresectable glioblastoma multiforme (GBM), a deadly form of brain cancer.  The open-label, multi-center study, which is expected to enroll up to 28 patients, is designed to investigate the preliminary efficacy and safety of aldoxorubicin in subjects with unresectable GBM whose tumors have progressed following prior treatment with surgery, radiation and temozolomide. The primary objective of this trial is to determine PFS and OS, and the principal secondary objective is an evaluation of the safety of aldoxorubicin in the study subjects.

Reported Positive Data from Additional Analyses of Global Phase 2b Clinical Trial of Aldoxorubicin as First-Line Treatment for STS.  In January 2014, CytRx reported additional statistical analyses from its multicenter, randomized, open-label global Phase 2b clinical trial.  The results demonstrated that aldoxorubicin treated patients experienced a highly statistically significant reduction in risk of disease progression compared to patients treated with doxorubicin alone.  Kaplan-Meier analysis of the trial results, which describes the time it takes for tumors to progress in individual patients, also showed significant improvement in subjects treated with aldoxorubicin versus subjects treated with doxorubicin.

Upcoming Milestones

Present Phase 2b trial of aldoxorubicin in soft tissue sarcomas in an oral presentation session at the 2014 ASCO Annual Meeting.  ASCO’s embargo for this abstract will lift on  Wednesday, May 14 at 5pm EDT.

Announce preliminary results from the ongoing Phase 2 clinical trial of aldoxorubicin in Glioblastoma Multiforme in the coming year.

Initiate a global Phase 2b clinical trial of aldoxorubicin as a second-line treatment for small cell lung cancer (SCLC) in the second half of 2014

Announce OS results from the ongoing global Phase 2b clinical trial of aldoxorubicin as a first-line treatment for STS in the second half of 2014

Expand the oncology pipeline by combining the Company’s novel linker platform technology with additional chemotherapeutic agents

First Quarter 2014 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $112.6 million as of March 31, 2014.

Net income for the three months ended March 31, 2014 was $4.7 million, or $0.09 per share, compared with a net loss of $6.9 million, or $0.23 per share, for the three months ended March 31, 2013.  The Company recognized a gain of $14.7 million and a loss of $2.1 million for the three-month periods ended March 31, 2014 and 2013, respectively, on the valuation of warrant derivative liabilities related to warrants issued in August 2011 and July 2009.  The Company did not recognize revenues for the first quarters of 2014 and 2013.

Research and development (R&D) expenses were $7.0 million for the first quarter of 2014, and included development expenses of $4.9 million for aldoxorubicin.  The remaining R&D expenses were primarily related to research and development support costs.  R&D costs were $3.2 million for the first quarter of 2013.

General and administrative (G&A) expenses were $3.1 million for the first quarter of 2014, compared with $1.8 million for the first quarter of 2013.  G&A expenses for the first quarter of 2014 included non-cash stock-compensation expense of $0.5 million, compared to $0.2 million for the same period in 2013.

About Soft Tissue Sarcoma

Sarcoma is an umbrella term for more than 50 subtypes of cancer that occur in the muscles, fat, blood vessels, tendons and other connective tissues in the body. Last year an estimated 38,000 new cases of soft tissue sarcoma were reported and more than 13,000 deaths were attributed to this cancer in the U.S. and Europe. Patients with metastatic, locally advanced or unresectable soft tissue sarcomas have a poor prognosis with progression-free survival of approximately 2 months to 4.6 months and median overall survival of approximately 9 months to 12 months. CytRx has been granted orphan drug designation by the FDA for the treatment of patients with soft tissue sarcomas.

About Glioblastoma

Glioblastoma is the most common and most malignant brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually. Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is approximately 12 months to 14 months. Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Kaposi’s Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide.

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2 g/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx has completed a global Phase 2b clinical trial with aldoxorubicin as a first-line therapy for soft tissue sarcomas, a Phase 1b/2 clinical trial primarily in the same indication, a Phase 1b clinical trial of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors. CytRx has initiated under a special protocol assessment a pivotal Phase 3 global trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy, and recently announced that it has received approval from the FDA to continue dosing patients with aldoxorubicin until disease progression in that clinical trial. CytRx has initiated a Phase 2 clinical trial with aldoxorubicin in patients with late-stage glioblastoma (brain cancer), and a Phase 2 clinical trial in HIV-related Kaposi’s sarcoma. CytRx plans to expand its pipeline of oncology candidates based on a linker platform technology that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites. CytRx also has rights to two additional drug candidates, tamibarotene and bafetinib. CytRx completed its evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that any future human testing of aldoxorubicin might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$62,028,328	$11,483,112
Short-term investments	50,584,980	27,084,980
Receivables	31,767	117,527
Interest receivable	27,775	8,464
Prepaid expenses and other current assets	1,725,893	2,329,742
Total current assets	114,398,743	41,023,825
Equipment and furnishings, net	156,958	175,452
Goodwill	183,780	183,780
Other assets	99,008	116,998
Total assets	$114,838,489	$41,500,055
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$4,271,182	$3,853,531
Accrued expenses and other current liabilities	3,047,388	2,802,833
Warrant liabilities	9,479,420	24,182,324
Total current liabilities	16,797,990	30,838,688

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 55,920,319 shares issued and outstanding at March 31, 2014; 42,116,964 shares issued and outstanding at December 31, 2013	55,922	42,118
Additional paid-in capital	372,126,910	289,426,100
Treasury stock, at cost (143,796 shares at March 31, 2014 and December 31, 2013)	(2,417,247)	(2,417,247)
Accumulated deficit	(271,725,086)	(276,389,604)
Total stockholders’ equity	98,040,499	10,661,367
Total liabilities and stockholders’ equity	$114,838,489	$41,500,055

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
License revenue	$—	$—

Expenses:
Research and development	6,987,848	3,188,759
General and administrative	3,131,074	1,817,325
	10,118,922	5,006,084

Loss before other income (loss)	(10,118,922)	(5,006,084)

Other income (loss):
Interest income	70,638	40,258
Other income, net	9,898	196,937
Gain (loss) on warrant derivative liabilities	14,702,904	(2,095,220)

Net income (loss)	$4,664,518	$(6,864,109)

Basic net income (loss) per share	$0.09	$(0.23)

Basic weighted-average shares outstanding	50,314,719	30,417,370

Diluted net income (loss) per share	$0.08	$(0.23)

Diluted weighted-average shares outstanding	55,727,056	30,417,370

Investor Relations:
Argot Partners
Michelle Carroll
212.600.1902
michelle@argotpartners.com

Media:
Argot Partners
Eliza Schleifstein
973.361.1546
eliza@argotpartners.com

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development
310-826-5648, x304
dhaen@cytrx.com